UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 18, 2013

ZHONE TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32743	22-3509099
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

7195 Oakport Street

Oakland, California 94621

(Address of Principal Executive Offices, Including Zip Code)

(510) 777-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 18, 2013, Zhone Technologies, Inc. (the “Company”) received a Staff Delisting Determination letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“NASDAQ”) notifying the Company that it had not regained compliance with the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market, as set forth in Listing Rule 5550(a)(2), and that, as a result, the Company’s securities would be subject to delisting unless the Company timely requests a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”). As previously disclosed, on December 19, 2012, the Staff notified the Company that it had been granted a second 180-day cure period or until June 17, 2013 to regain compliance with the minimum bid price requirement.

The Company intends to timely request a hearing before the Panel, at which the Company expects to present its plan to regain compliance with the minimum bid price requirement, including via the implementation of a reverse stock split if necessary. On May 2, 2013, the Company’s stockholders approved an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split at any whole number ratio of not less than one-for-two and not greater than one-for-ten shares, with the exact ratio to be determined by the Company’s Board of Directors at any time prior to the Company’s next annual meeting of stockholders. While the Company is working to regain compliance, there can be no assurance that the Panel will grant the Company’s request for continued listing.

On June 19, 2013, the Company issued a press release announcing its receipt of the NASDAQ letter. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Pressrelease dated June 19, 2013 issued by Zhone Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2013	Zhone Technologies, Inc.

	By:	/s/ Kirk Misaka
Kirk Misaka
Chief Financial Officer

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